===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          FISCHER IMAGING CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

            [LOGO OF FISCHER IMAGING CORPORATION APPEARS HERE]

                            12300 North Grant Street
                           Thornton, Colorado  80241
                                 (303) 452-6800

                           -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held On June 2, 1999

                   ------------------------------------------


     The Annual Meeting of Stockholders of Fischer Imaging Corporation (the "Company") will be held at the Holiday Inn, 10 East 120th Avenue, Northglenn, Colorado 80233, on Wednesday, June 2, 1999, at 9:00 a.m., for the following purposes:

     (1)  To elect two Class II directors to the Board of Directors.

     (2) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Only stockholders holding shares of Common Stock of record at the close of business on May 6, 1999, will be entitled to notice of, or to vote at, the Annual Meeting or any adjournment or postponement thereof.

     STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO BE PRESENT AT THE ANNUAL MEETING, ARE REQUESTED TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME, AND STOCKHOLDERS WHO ARE PRESENT AT THE ANNUAL MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK, OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.



                                   By Order of the Board of Directors,

                                   /s/ William C. Fee

                                   William C. Fee,
May 10, 1999                       Secretary

                          FISCHER IMAGING CORPORATION
                            12300 North Grant Street
                           Thornton, Colorado  80241

                     -------------------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held On June 2, 1999

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Fischer Imaging Corporation (the "Company") to be held on Wednesday, June 2, 1999, or at any adjournment or postponement thereof, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy, together with the Company's Annual Report for the year ended December 31, 1998, are being mailed to the Company's stockholders on or about May 10, 1999.

     The accompanying proxy is solicited on behalf of the Board of Directors of the Company. It may be revoked at any time before it is exercised by giving written notice of its revocation to the Secretary of the Company, by filing a later-dated proxy with the Secretary, or by attending the Annual Meeting and voting in person. All shares of the Company's Common Stock, $.01 par value ("Common Stock"), represented by properly executed and unrevoked proxies, will be voted if said proxies are received prior to or at the meeting.

     Only holders of shares of the Company's Common Stock of record at the close of business on May 6, 1999 will be entitled to vote at the Annual Meeting. At the record date, there were outstanding 7,028,855 shares of Common Stock, which constitute all of the voting securities of the Company. Each share of Common Stock is entitled to one vote upon each matter presented at the Annual Meeting. Abstentions will be counted as present for purposes of determining whether a quorum is present and will have the same effect as a negative vote.

     The affirmative vote of a plurality of the shares voting at the Annual Meeting, assuming a quorum is present, is necessary for the election of the directors. Brokerage firms who hold shares in "street name" for customers have the authority to vote those shares with respect to the election of directors if such firms have not received voting instructions from a beneficial owner. Stockholders do not have the right to cumulate votes in the election of directors. See Proposal No. 1 "Election of Directors."

     The Company will bear the costs of soliciting proxies. The Company will supply banks, brokers, dealers and other custodians, nominees and fiduciaries with proxy materials to enable them to forward such materials to each beneficial owner of shares which they hold of record. Such persons will be reimbursed for their reasonable out-of-pocket expenses. In addition to solicitations by mail, some of the Company's directors, officers and regular employees, without extra compensation, may supplement this solicitation by telephone, facsimile, letter or personal interview.

     Fischer Imaging Corporation was incorporated in Minnesota in 1973 and was reincorporated in Delaware in July 1991. As used in this Proxy Statement, the term "Company" refers to Fischer Imaging Corporation, a Delaware corporation.

     The principal executive offices of the Company are located at 12300 North Grant Street, Thornton, Colorado 80241. The Company's telephone number is (303) 452-6800.

                             ELECTION OF DIRECTORS
                               (Proposal No. 1)

     At the meeting, two Class II directors are to be elected to hold office for a term of three years, or until their successors have been duly elected and qualified. Proxies submitted pursuant to this solicitation will be voted, unless specified otherwise, for the election of David G. Bragg, M. D., and Thomas J. Cable. Information with respect to each nominee is set forth in the section entitled "Board of Directors." Dr. Bragg and Mr. Cable are both current directors of the Company. In the event either of the nominees, who have expressed an intention to serve if elected, fail to stand for election, the persons named in the enclosed form of proxy may vote for a substitute nominee in their discretion. The proxy cannot be voted for more than two nominees.

     Election of the directors will require the affirmative vote of a plurality of the shares of Common Stock voted at the Annual Meeting, assuming a quorum is present. Brokerage firms who hold shares in "street name" for customers have the authority to vote those shares with respect to the election of directors if such firms have not received voting instructions from a beneficial owner. Stockholders do not have a right to cumulate votes in the election of directors.

     If a stockholder abstains from voting on any matter, the Company intends to count such stockholder as present for purposes of determining whether a quorum is present at the Annual Meeting for the transaction of business. Additionally, the Company intends to count broker "nonvotes" as present for determining the presence or absence of a quorum for the transaction of business. A nonvote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions and nonvotes will not be counted as votes cast for or against items submitted for a vote of stockholders. Abstentions and broker nonvotes, therefore, have the same effect as votes against a proposal.

Recommendation

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE TWO PERSONS NOMINATED AS DIRECTORS.



                              BOARD OF DIRECTORS



Nominees and Members of the Board of Directors

     The Board of Directors consists of three classes of directors, each class serving for a three-year term ending in successive years. The authorized number of directors is currently six. The Class II directors, whose terms will expire at the 1999 Annual Meeting, are David G. Bragg, M. D., and Thomas J. Cable. The Class III directors, whose terms will expire at the 2000 Annual Meeting, are Morgan W. Nields and Kinney L. Johnson. The Class I directors, whose terms will expire at the 2001 Annual Meeting, are Kathryn A. Paul and R. John Fletcher.

     The following table lists the proposed members of the Board of Directors and their ages, positions with the Company, terms of office and the years they were first elected as directors:


                                                                          Position with the           Director
                       Name                                      Age          Company                   Since
                     ---------                                   ---        ----------                ----------
Class II    Nominees For a Three Year Term Expiring in 2002:
            David G. Bragg, M. D.                                65         Director                     1985
            Thomas J. Cable                                      59         Director                     1984

Class III   Directors Whose Terms Expire in 2000:
            Morgan W. Nields                                     53         Chairman of the Board        1973
                                                                            and Chief Executive Officer
            Kinney L. Johnson                                    55         Director                     1973

Class I     Directors Whose Terms Expire in 2001:
            Kathryn A. Paul                                      52         Director                     1998
            R. John Fletcher                                     53         Director                     1998

Directors

     David G. Bragg, M.D. has been a director of the Company since 1985. Dr. Bragg is Professor Emeritus and former Chairman of the Department of Radiology, University of Utah School of Medicine, with which he has been affiliated since 1970. He is also currently Special Assistant to the Director, Diagnostic Imaging Program of the National Cancer Institute, a member of the American Board of Radiology, and a director of the American Investment Bank, N.A. Dr. Bragg is a member of the Audit Committee of the Board of Directors.

     Thomas J. Cable has been a director of the Company since 1984. Mr. Cable founded and has been general partner of Cable & Howse Ventures, Inc., a venture capital firm, since 1977. He is also a director of EndoSonics Corporation, Ostex International Corporation and Mycogen Corporation. Mr. Cable is a member of the Compensation Committee of the Board of Directors.

     Morgan W. Nields has served as Chief Executive Officer and Chairman of the Board since the Company's incorporation in 1973 and served as President from August 1990 until December 1992. Mr. Nields is a Director and member of the Board of Governors of the National Electrical Manufacturers Association (NEMA). He is also a director of Breast Health Care Management, Inc. He holds a BA degree from Williams College and an MBA from the Amos Tuck School of Business Administration at Dartmouth College.

     Kinney L. Johnson has been a director of the Company since 1973 and was actively involved with the management of the Company from 1973 through February 1985. Mr. Johnson serves as a principal at Sequel Venture Partners, a venture capital firm located in Boulder, Colorado, a position he has held since 1997,
and was a principal at Capital Health Venture Partners from 1985 to 1997.   Mr.
Johnson is a member of the Audit Committee of the Board of Directors.

     Kathryn A. Paul has been a director since March 1998. Ms. Paul began her career with Kaiser Permanente in 1970, and has held a variety of management positions since that time, including serving as Senior Vice President and Regional Manager, Kaiser Permanente Ohio Region from 1986 to 1994, President of the Colorado and Kansas City regions from 1994 to 1996, President of Kaiser Permanente's Rocky Mountain Division from 1996 to March 1999 and, since March 1999, President Group Operations West, with responsibility for Kaiser Permanente operations in Colorado, Hawaii,

Seattle, Portland, and Kansas City. Ms. Paul is also Chairperson of the Board of Directors of the Federal Reserve Board of Denver, and serves on the boards of a variety of civic and charitable organizations. She is a member of the Compensation Committee of the Board of Directors.

     R. John Fletcher has been a director since June 1998. Mr. Fletcher serves as Chief Executive Officer of Boston-based Fletcher Spaght, Inc., a strategic consulting firm which specializes in health care and high technology companies, a position he has held since 1983. From 1977 to 1983, he was with The Boston Consulting Group, Inc. and from 1975 to 1977, served on the faculty of The Wharton School in Philadelphia. Mr. Fletcher is also a director of Nitinol Medical Technologies, and AutoImmune.

Board Meetings and Committees

     The Board of Directors held 6 meetings in 1998. Each director attended at least 75% of the meetings of the Board of Directors and committees of which he was a member during 1998.

     The Board of Directors has an Audit Committee, which is presently composed of Mr. Johnson and Dr. Bragg. The Audit Committee met once in 1998 to consider various accounting and auditing matters related to the Company, to review the Company's financial statements, to review the services rendered by the Company's independent public accountants and to recommend the selection of independent public accountants for the Company.

     The Board of Directors also has a Compensation Committee, which is presently composed of Messrs. Cable and Fletcher and Ms. Paul. The Compensation Committee met 2 times in 1998 to review and recommend compensation for the Company's senior officers. The Compensation Committee also administers the Company's 1991 Stock Option Plan and Employee Stock Purchase Plan.

     In October 1998, the Board formed a Regulatory Oversight Committee to monitor the Company's regulatory compliance and quality control activities. The Regulatory Oversight Committee presently consists of Ms. Paul and Mr. Johnson.

     The Board of Directors does not have a nominating committee.

Compensation of Directors

     All nonemployee directors of the Company are reimbursed for expenses incurred for attendance at meetings of the Board of Directors and each receives an annual director's fee of $10,000.

     Pursuant to the Director Plan, which was adopted in 1993 and amended in 1998, and is administered by the Board of Directors, a director who is not an employee of the Company automatically receives a grant of options to purchase 5,000 shares of Common Stock upon his or her election to the Board of Directors, plus an additional grant of options to purchase 5,000 shares on each February 26th thereafter (if the person remains a director on such date). Members of the Board of Directors serving on the Compensation and Audit Committees receive additional options to purchase 1,000 shares of Common Stock upon election to these committees and each February 26th thereafter. The options automatically granted under the Director Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant, are immediately exercisable and expire ten years from their date of grant. If a person ceases to be a director for any reason other than death or disability, the options remain exercisable for a period equal to the director's length of service, but not less than one year and not greater than five years. If the event of death or disability, the options remain exercisable for a period of twelve months, but in no event beyond ten years from the date of grant. A total of 300,000 shares of Common Stock has been reserved for issuance under the Director Plan. As of December 31, 1998, options to purchase 89,000 shares of Common Stock were outstanding under the Director Plan at an average price of $4.20 per share.


                               EXECUTIVE OFFICERS

     The current executive officers of the Company, who serve at the pleasure of the Board of Directors, are as follows:



     Name                       Age  Position with Company
     ----                       ---  ---------------------

     Morgan W. Nields            53  Chairman of the Board and
     Chief Executive Officer

     Anthony G. DeCarolis        52  Vice President, Sales, Marketing, and Service

     William C. Fee              49  Vice President, Finance/ Corporate Secretary

     Mike Tesic, Ph. D.          61  Vice President, Engineering


     Biographical information regarding Mr. Nields is set forth above under the heading "Directors."

     Anthony G. DeCarolis joined the Company in May 1995 as Vice President of Sales and became Vice President, Sales and Marketing shortly thereafter. Mr. DeCarolis assumed responsibility for Service operations in September 1996. Prior to joining the Company, Mr. DeCarolis served in national sales management positions for Toshiba America Medical Systems from 1989 to March 1995 and in management positions at General Electric Company from 1985 to 1989. He has been involved in diagnostic medical imaging since 1981. Mr. DeCarolis holds a BS degree from the University of Pittsburgh.

     William C. Fee joined the Company in August 1995 as its Controller, and was appointed Vice President, Chief Accounting Officer in June 1997. He was appointed Corporate Secretary in August 1998 and Vice President, Finance in March 1999. Prior to joining the Company, Mr. Fee was Controller for Neodata Services, Inc., a direct marketing and fulfillment company, from December 1993 to July 1995. From 1988 to 1993, Mr. Fee served as Vice President of Finance for a privately-held defense contractor and Controller of a start-up biotechnology company. From 1978 to 1988, Mr. Fee held a variety of financial management positions with AlliedSignal Inc. Mr. Fee began his career with Ernst & Young, where he was a member of the audit staff from 1971 to 1978. Mr. Fee holds a BA degree in Accounting and an MBA from Michigan State University.

     Dr. Tesic joined the Company in November 1993 as Vice President, Engineering. Prior to joining the Company, Dr. Tesic served as Vice President of Engineering and Strategic Development of Lunar Corporation, a medical capital equipment manufacturer, from January 1992 to November 1993. Dr. Tesic was also previously Manager of Research and Development for Varian Corporation's Magnetic Resonance Spectroscopy business from July 1986 to January 1992 and, prior to that, held several management positions with Picker International. Dr. Tesic holds a Ph.D. degree in physics from Case Western Reserve University.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of April 16, 1999, with respect to the beneficial ownership of the Company's Common Stock by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each director and director nominee of the Company; (iii) the Company's Chief Executive Officer and those executive officers of the Company other than the Chief Executive Officer whose salary and bonus exceeded $100,000 as of the end of the Company's fiscal year; and (iv) all directors and executive officers as a group.


                                                                                   Shares Beneficially Owned(1)
                                                                                   ----------------------------
Name and Address of Beneficial Owner                                               Number            Percentage
------------------------------------                                               ------            ----------
GE Medical Systems, a division of
        General Electric Company                                                   506,667   (2)          6.7%
        P. O. Box 414
        Milwaukee, Wisconsin 53201

Dimensional Fund Advisors Inc.                                                     440,100   (3)          6.3
        1299 Ocean Avenue, 11th Floor
        Santa Monica, CA 90401

Arnold H. Snider                                                                   400,000   (4)          5.7
Deerfield Capital L.P. and Deerfield Partners, L. P.                                         (4)           (5)
        450 Lexington Avenue, Suite 1930
        New York, NY 10017

Directors and officers:
    Morgan W. Nields                                                             1,151,341   (5)         16.1
        12300 North Grant St.
        Denver, CO  80241
    Kinney L. Johnson                                                              259,500   (6)          3.7
    David G. Bragg, M.D.                                                            22,000   (7)            *
    Thomas J. Cable                                                                 31,064   (8)            *
    R. John Fletcher                                                                12,000   (9)            *
    Kathryn A. Paul                                                                 10,000  (10)            *
    Anthony G. DeCarolis                                                            73,542  (11)          1.0
    William C. Fee                                                                  59,123  (12)            *
    Mike Tesic                                                                      66,958  (13)            *
    All directors and executive officers
    as a group (10 persons)                                                      1,685,528  (14)         22.7%

* Less than 1%

 (1) This table is based upon information supplied by officers and directors and Schedules 13G filed by principal stockholders with the Securities and Exchange Commission (the "SEC") in February 1999. Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed. A beneficial owner is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power or investment power over the shares. Number of shares includes all shares underlying options that will be exercisable prior to June 16, 1999.

 (2) Represents 1,333,333 shares of Series D Convertible Preferred Stock ("Preferred Stock") that are immediately convertible into 1,333,333 shares of Common Stock at the option of their holder. Until converted, the Preferred Stock is non-voting, except as required by law.

 (3) Based upon the Schedule 13G filed with the SEC on February 11, 1999, Dimensional Fund Advisors Inc. ("DFAI") has sole voting and investment power over 440,100 shares. The reported shares are owned by advisory clients of DFAI; DFAI disclaims beneficial ownership of all reported shares.

 (4) Based upon the joint Schedule 13G filed with the SEC on February 3, 1999, Arnold H. Snider has shared voting and investment power over 400,000 shares, Deerfield Capital, L.P. and Deerfield Partners, L.P. have shared voting and investment power over 326,000 shares and Deerfield Management Company and Deerfield International Limited have shared voting and investment power over 74,000 shares.

 (5) Includes 170,523 and 118,943 shares held by The Robert L. Nields Trust and the Florence Wesson Nields Irrevocable Trust, respectively. Mr. Nields is a co-trustee and a beneficiary of both trusts and exercises shared voting and investment power as to such shares. Mr. Nields disclaims beneficial ownership of the shares held by both trusts except to the extent of his proportionate interest as beneficiary of the trusts. The amount shown also includes 143,698 shares that may be purchased pursuant to options exercisable prior to June 16, 1999.

(6) Includes 25,000 shares that may be purchased pursuant to options exercisable prior to June 16, 1999.

(7) Represents 22,000 shares that may be purchased pursuant to options exercisable prior to June 16, 1999.

(8) Includes 28,000 shares that may be purchased pursuant to options exercisable prior to June 16, 1999.

(9) Represents 12,000 shares that may be purchased pursuant to options exercisable prior to June 16, 1999.

(10) Represents 10,000 shares that may be purchased pursuant to options exercisable prior to June 16, 1999.

(11) Includes 66,542 shares that may be purchased pursuant to options exercisable prior to June 16, 1999.

(12) Includes 36,646 shares that may be purchased pursuant to options exercisable prior to June 16, 1999.

(13) Represents 66,958 shares that may be purchased pursuant to options exercisable prior to June 16, 1999.

(14) Includes 410,844 shares that may be purchased pursuant to options exercisable prior to June 16, 1999.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation to the Company's Chief Executive Officer and the Company's executive officers whose salary and bonus exceeded $100,000 for services rendered during the fiscal years ended December 31, 1998, 1997, and 1996:

                          SUMMARY COMPENSATION TABLE

                                                                                         Long-Term
                                                                                        Compensation
                                                                                           Awards
                                                                                     ------------------
                                                     Annual Compensation               # of Securities
                                              ----------------------------------         Underlying                All Other
Name and Principal Position      Year          Salary(1) (1)          Bonus              Options (2)             Compensation (3)
---------------------------   -----------     --------------      --------------     ------------------       ---------------------

Morgan W. Nields                 1998           $239,970             $     0                 25,000                   $  75,750
Chairman of the Board            1997            234,018                   0                 25,000                      75,750
Chief Executive Officer          1996            214,709                   0                125,000                      75,750

Anthony G. DeCarolis             1998            152,266              35,000                 20,000                           0
Vice President, Sales and        1997            141,362              70,000                 20,000                           0
Marketing                        1996            133,699              45,504                 76,000                           0

Willliam C. Fee                  1998            114,380              24,000                 20,000                           0
Vice President, Finance/         1997            102,705              20,000                 30,000                           0
and Secretary                    1996             93,273                   0                 14,000                           0

Mike Tesic, Ph.D.                1998            164,845              16,875                 20,000                      21,577
Vice President, Engineering      1997            158,894              40,000                 20,000                      21,577
                                 1996            152,622                   0                 76,000                      21,577

(1)  The amount includes payouts, if any, for excess accrued vacation.

(2) Included in the 1996 option awards are options repriced during the year (100,000 as to Mr. Nields, 56,000 as to each of Messrs. DeCarolis and Tesic and 4,000 as to Mr. Fee). The 1998, 1997, and the remainder of the 1996 option awards represent new options granted during the respective years.

(3) These amounts principally represent the premiums paid under "split-dollar" life insurance on behalf of certain officers under which the Company will be reimbursed for premiums paid upon the officer's death. The executive receives no ownership in the portion of cash surrender value representing premiums paid under the policies until retirement, and then only if minimum service requirements have been met.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information with respect to individual grants of stock options to the Company's Named Executive Officers during the fiscal year ended December 31, 1998:


                                                                                               Potential Realizable
                                           Percent of                                            Value at Assumed
                        Number of            Total                                                Annual Rates of
                        Securities          Options         Exercise                          Stock Price Appreciation
                        Underlying         Granted to       or Base                             for Option Term (2)
                         Options           Employees         Price         Expiration         ------------------------
Name                   Granted(#)(1)        in 1998       ($ / Share)         Date            At 5%($)       At 10%($)
----                   -------------        -------       -----------      ----------         --------       ---------
Morgan W. Nields          25,000            15.4%           $4.000           6/12/08           $62,889        $159,374
Anthony G. DeCarolis      20,000            12.3%            4.000           6/12/08            50,312         127,499
William C. Fee            20,000            12.3%            4.000           6/12/08            50,312         127,499
Mike Tesic                20,000            12.3%            4.000           6/12/08            50,312         127,499

* Not applicable (1).

(1) Options granted to executive officers in 1998 vest in equal monthly increments over a four year period, except that the initial 25% vests in
     its entirety only after one year.   No options were granted to Ms. Wolin
     during 1998, as she left the Company prior to the date options were granted for 1998.

(2) Potential realizable values are reported net of the option exercise price, but before taxes associated with the exercise of the option. These amounts are based on the total of all option grants to the executive for the year and upon the assumed rates of appreciation over the 10 year option term. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, as well as the option holder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

           AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END STOCK OPTION VALUES

     The table below sets forth information concerning exercises of stock options during 1998 and the value of stock options held at the end of the fiscal year ended December 31, 1998 by the Company's Named Executive Officers:

                                                                 # of Securities
                                                                   Underlying              Value of Unexercised
                             # of Shares  Value Realized       Unexercised Options         In-the-Money Options
                              Acquired     (market price       at December 31, 1998       at December 31, 1998 (1)
                                 on      at exercise, less  --------------------------  --------------------------
Name                          Exercise    exercise price)   Exercisable  Unexercisable  Exercisable  Unexercisable
----                         -----------  --------------    -----------  -------------  -----------  -------------
Morgan W. Nields                       0  $            0        127,917        132,083  $         0  $           0

Anthony G. DeCarolis                   0               0         51,834         84,166            0              0

William C. Fee                         0               0         27,167         41,833            0              0

Mike Tesic                             0               0         54,334         81,666            0              0

(1) Based on the closing stock price at December 31, 1998 of $2.125 per share, as reported on the Nasdaq Stock Market, less exercise price.

                              RETENTION BONUS PLAN

     In December 1995, the Board of Directors adopted a Retention Bonus Plan (the "Retention Plan"). Under the Retention Plan, all employee options to purchase shares of Common Stock will vest immediately and the Company make payments to executive officers and other key employees of the Company (the "Participants") in the event of a change of control of the Company. A "change of control" under the Retention Plan is defined to occur upon the acquisition of 35% or more of the Company's outstanding Common Stock by a single person or group, the occurrence of specified changes in the composition of the Board of Directors within specified time periods, a consolidation or merger in which the Company is not the surviving corporation, the sale or other transfer of 50% or more of the assets or earnings power of the Company, the adoption of a plan of liquidation or dissolution of the Company, or certain other similar events. Payments made to a Participant under the Retention Plan will not exceed an amount equal to his or her annual base salary in effect immediately prior to the change of control. The Participants, who presently include the executive officers of the Company, are selected by the Board of Directors, which may select additional Participants in the future.

                         COMPENSATION COMMITTEE REPORT

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee is composed of three nonemployee Directors.

     The Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate compensation with the Company's performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives.

     Since its inception, the Company has maintained the philosophy that compensation of its executive officers and others should be directly and materially linked to the Company's operating performance. To achieve this linkage, executive compensation is partially weighted towards incentive compensation bonuses paid on the basis of the Company's operating performance. After its review of the Company's programs, the Committee believes that the total compensation program for executives of the Company during 1998 was adequate.

1998 Executive Officer Compensation

     In 1998, the compensation packages paid to the executives consisted of base salary, incentive compensation (in the form of cash bonuses), and long-term incentive compensation (in the form of stock options).

Base Salary

     The Compensation Committee reviews the base salary levels for the Company's executive officers annually based on the Chief Executive Officer's recommendations. Base salaries are set to be competitive with the salaries paid by other publicly-traded medical capital equipment manufacturers with similar revenues (as determined by a review of publicly available information). These manufacturers include some of the companies that comprise the Company's Peer Index on page 12. Base salaries are also set based on each particular executive's experience, expertise, responsibilities, potential for advancement, and other factors. The Compensation Committee has not found it practicable, nor has it attempted, to assign relative weights to the specific factors used in determining base salary levels, and the specific factors used may vary among individual officers. As is typical for most companies, payment of base salary is not conditioned upon the achievement of any specific, pre-determined performance targets.

Incentive Compensation

     The incentive compensation program provides the potential for the executive officers and other key employees to earn cash incentive bonuses based on the Company's performance for the year, as well as on the basis of individual initiatives and achievements. The incentive bonus pool for 1998 was based on the Company's achievement of certain earnings targets and values assigned to individual objectives established at the beginning of 1998. These targets were set by the Compensation Committee, based on the recommendations of the Chief Executive Officer. Executive officers and other key employees generally share in the bonus pool in proportion to their base salary.

     The Compensation Committee may also approve, in its sole discretion, bonus payments to executive officers that are not directly linked to previously established performance objectives. Additionally, the Compensation Committee has authorized the Chief Executive Officer, where appropriate to an executive's specific employment responsibilities, establish bonus opportunities based upon individual performance objectives. No such bonuses were paid in 1998.

Long-Term Incentive Compensation

     The Company provides long-term incentive compensation through its 1991 Stock Option Plan (the "1991 Plan"), which provides for grants of stock options to executive officers and other key employees. The Compensation Committee uses stock options as a significant element of the executive officers' compensation packages. Because the executive officers receive no benefit from the stock options unless the Company's stock price appreciates, the options are intended to provide incentives for the executive officers to enhance long-term Company performance, as reflected in stock price appreciation, thereby increasing stockholder value.

     The Compensation Committee approved the stock options granted to the executive officers in 1998 based on the objectives described above. The options granted in 1998 vest 25% on the date which is one year from date of grant, with the remainder vesting in equal monthly installments over the following 36 months. The size and nature of the option grants made to the executive officers in 1998 were determined based on a subjective evaluation of the appropriate level of incentive necessary to retain on a long-term basis the services of executives with the experience, expertise, and responsibilities of the executive group.

Compensation of Chief Executive Officer

     1n 1998, the Compensation Committee structured the compensation package of Morgan Nields, the Company's Chief Executive Officer, in the same manner and based upon similar objectives as the Company's other executive officers. Mr. Nields received no cash incentive bonus for 1998. The Compensation Committee believes that Mr. Nields' total compensation package for 1998 appropriately reflects his importance and contributions to the Company.

Section 162 (m)

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the federal income tax deductions of publicly traded companies to the extent that total compensation (including base salary, annual bonus, restricted stock awards, stock option exercises, and non-qualified benefits) for certain executive officers exceeds $1 million in any one year. The Compensation Committee intends to design the Company's compensation program so that the compensation paid to its employees will be completely deductible by the Company.

Thomas J. Cable               R. John Fletcher            Kathryn A. Paul
Compensation Committee        Compensation Committee      Compensation Committee
Member                        Member                      Member

                    FIVE YEAR STOCK PRICE PERFORMANCE GRAPH

The Stock Price Performance Graph set forth below compares the cumulative total stockholder return on the Company's Common Stock for the five year period from December 31, 1993 to December 31, 1998, with the cumulative total return on the Nasdaq National Market Index and a Peer Group Index over the same period. (Assumes the investment of $100 in the Company's Common Stock and the respective indexes on December 31, 1993, with all dividends reinvested).

            [FIVE YEAR STOCK PRICE PERFORMANCE GRAPH APPEARS HERE]

               12/93 3/94  6/94  9/94 12/94 3/95 6/95 9/95 12/95  3/96 6/96 9/96 12/96 3/97  6/97 9/97 12/97 3/98 6/98 9/98 12/98
---------------------------------------------------------------------------------------------------------------------------------
Fischer Imaging 100  121    86    93  100    95  105  163   186   270   223  105  109    95  112   105   92   73    61   40    40
         Nasdaq 100   96    91    99   98   107  122  137   138   145   157  162  170   161  190   222  208  244   251  227   294
     Peer Group 100   89    78    93   95    83  102  122   128   162   196  166  172   155  171   180  151  165   152  140   137
---------------------------------------------------------------------------------------------------------------------------------

* Companies in Peer Group are: (1) Acuson Corp, (2) ADAC Laboratories, (3) Advanced Technology Labs, Inc., (4) Biomagnetic Technologies, Inc., (5) Elscint Limited, (6) EndoSonics Corporation, (7) Fonar Corp., (8) Hologic, Inc., (9) Imatron, Inc., and (10) Lunar Corp.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company's Thornton headquarters and manufacturing facility is leased from a partnership whose general partners are Morgan W. Nields, Chief Executive Officer and Chairman of the Company, and Kinney L. Johnson, a member of the Company's Board of Directors, under a lease effective August 1, 1992, which expires July 31, 2012. The lease requires the Company to pay all taxes, insurance, operating and maintenance expenses for the facility, and provides for an annual base rent which is subject to adjustment at the beginning of the 8th, 13th and 18th lease year based on the then current market rent for similar premises, provided the base rent may not be increased at any one time by more than 7%. The Company made total lease payments of $744,000 in 1998.

     The foregoing lease was approved by a majority of the Company's disinterested directors at the time it was entered into by the Company. The Company believes that this lease was entered into for bona fide business purposes and was on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

     As of December 31, 1998, GE Medical Systems ("GEMS"), a division of General Electric Company, owned 1,333,333 shares of Series D Convertible Preferred Stock, then representing an approximately 16% equity ownership interest in the Company. By an agreement effective March 24, 1999, GEMS surrendered 826,666 of Series D Convertible Preferred Stock in exchange for a non-exclusive right to manufacture the Tilt-C system, which the Company has manufactured for GEMS since 1994. This represents a renegotiation of the Company's previous arrangement with GEMS whereby GEMS would receive the Tilt C rights under certain circumstances in exchange for 100% of its Series D Preferred Stock. In addition to other terms, the agreement amends certain terms of the Company's Series D Preferred Stock in the event of a change of control transaction. First, if a change of control transaction occurs or the Company comes to an agreement to effect a change of control transaction prior to March 24, 2000, then GEMS will be entitled to $7.50 per share less the average closing price of a share of the Company's common stock for the twenty trading days preceding March 24, 1999, on each of the 826,666 shares surrendered pursuant to the agreement. Second, as to the remaining 506,667 outstanding shares of Series D Preferred Stock, change of control rights will expire on March 24, 2002. For these purposes, a change of control transaction generally includes any transaction involving a transfer of more than 50% of the combined voting power of the Company's capital stock or a sale by the Company of all or substantially all of its assets to any one or more of Picker International, Inc., Siemens Medical Systems, Toshiba America Medical Systems, Inc., or Philips Medical Systems, or any affiliate thereof. In 1998, the Company's sales to GEMS under an Original Equipment Manufacturer contract accounted for $3.4 million, or 5.9%, of the Company's total revenues.

     During 1998, the Company invested $100,000 in Breast Health Management, Inc. ("BHM"), a corporation formed in 1998 to develop and market office and records management products and services for physicians offices conducting breast healthcare procedures. The Company currently holds all of the non-voting capital stock and two-thirds of the entire equity interest of BHM. In 1998 Mr. Nields also invested a total of $50,000 in BHM. Mr. Nields is a director of BHM, and holds all of the voting capital stock and one-third of the entire equity interest of BHM.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company's officers and directors and persons who are beneficial owners of more than 10% of the Company's Common Stock ("10% beneficial owners") are required to file reports of their holdings and transactions in the Company's Common Stock with the SEC and the Nasdaq Stock Market and to furnish the Company with copies of such reports.

     Based solely upon its review of the reports it has received and upon written representations it has obtained from these persons, the Company believes that the Company's officers, directors and 10% beneficial owners have complied with all such filing requirements with respect to 1998 except as set forth in this paragraph. During 1998, a late Form 4 was filed on behalf of Mr. Johnson and late Form 3's were filed on behalf of Ms. Paul and Mr. Fletcher at the time of their election as members of the Company's Board of Directors.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP, which has been the independent public accountants for the Company and its subsidiaries since 1973, has been selected by the Company's Board of Directors, upon recommendation of its Audit Committee, as independent public accountants for the Company and its subsidiaries for the fiscal year ending December 31, 1999. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make comments with respect to the Company's financial statements and to respond to appropriate inquiries from stockholders.


                      SUBMISSION OF STOCKHOLDER PROPOSALS
                          FOR THE 2000 ANNUAL MEETING

     Stockholder proposals submitted for presentation at the 2000 Annual Meeting of Stockholders of the Company must be received by the Company no later than January 7, 2000 to be eligible for inclusion in the Company's proxy statement and proxy for that meeting. As provided by the Bylaws of the Company, for a shareholder proposal to be eligible to be voted upon at the 2000 Annual Meeting of Stockholders of the Company, notice of a shareholder proposal, prepared in compliance with the applicable provision of the Company's Bylaws, must be received by the Company not later than the close of business on the tenth day following the Company's mailing of notice for that meeting.

               DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

     Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons other than management intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in respect of any such other matter in accordance with their best judgment.

Any stockholder who executes and returns the proxy may revoke the same at any time before it is exercised by filing with the Secretary of the Company written notice of such revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.


     UPON WRITTEN REQUEST BY ANY STOCKHOLDER TO WILLIAM C. FEE, VICE PRESIDENT, FINANCE, FISCHER IMAGING CORPORATION, 12300 NORTH GRANT STREET, THORNTON, COLORADO 80241, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 WILL BE PROVIDED WITHOUT CHARGE.



                                    By Order of the Board of Directors,

                                    /s/ WILLIAM C. FEE

                                    WILLIAM C. FEE,
                                    Secretary



Thornton, Colorado
May 10, 1999

PROXY                                                    SOLICITED ON BEHALF OF
                                                         THE BOARD OF DIRECTORS

                          FISCHER IMAGING CORPORATION


  The undersigned hereby appoints Morgan W. Nields and William C. Fee, and either of them, with power of substitution, as proxies of the undersigned, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Fischer Imaging Corporation held of record by the undersigned on May 6, 1999, at the Annual Meeting of Stockholders to be held on June 2, 1999 or any adjournment or postponement thereof.

1. ELECTION OF DIRECTORS

   [_] FOR all nominees listed below(except as marked to the contrary below, see instructions)

   [_] WITHHOLD AUTHORITY to vote for all nominees listed

                Nominees: David G. Bragg, M.D.; Thomas J. Cable

  INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space below:

------------------------------------------------------------------------------

  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof, upon matters incident to the conduct of the meeting and upon the election of substituted nominees for directors designated by the Board of Directors if the persons named in Proposal 1 above are unable to serve as directors.

  This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1.

  Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                            ---------------------------------------------------
                            Signature

                            ---------------------------------------------------
                            Signature if held jointly

                            ---------------------------------------------------
                            Date

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE